UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2010 (February 5, 2010)

CIT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
505 Fifth Avenue
New York, New York 10017
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 771-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13e-4I)

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On February 7, 2010, CIT Group Inc. (“CIT”) issued a press release announcing the appointment of John A. Thain as Chairman and Chief Executive Officer of CIT, effective February 8, 2010. Exhibit 99.1 hereto contains a copy of the press release and is incorporated herein by reference.

     Mr. Thain’s employment agreement, effective February 8, 2010, provides that he will serve as our Chairman and Chief Executive Officer, reporting to the Board of Directors of CIT (the “Board”) and that he will be appointed to the Board on the effective date of his employment agreement.

     Under his employment agreement, Mr. Thain will receive an initial cash salary at an annual rate of $500,000. Mr. Thain will also receive a stock salary consisting of bi-monthly awards of restricted stock units in CIT (“RSUs”) at an initial rate of $5,500,000 per year, of which $2,500,000 will be subject to a 1-year holding period and the remaining $3,000,000 will be subject to a 3-year holding period. The RSUs will be immediately vested upon grant. Upon expiration of the applicable holding period, the RSUs will be paid in stock. The RSU are subject to early payment in the event of Mr. Thain’s death, disability or a qualifying change in control of CIT.

     Under his employment agreement, Mr. Thain may be eligible for additional long-term incentive awards from time to time (the “Incentive Awards”). It is expected that the Board will award Mr. Thain an Incentive Award during 2010 with a targeted amount of up to $1,500,000. All Incentive Awards will be at the discretion of the Board. Incentive Awards will vest on the second anniversary of the date on which they are granted and will be subject to transfer and payout restrictions for an additional year after vesting. Incentive Awards will be subject to repayment to CIT if certain events occur, including if it is determined that Mr. Thain has taken excessive and unnecessary risk.

     Mr. Thain’s employment agreement provides for his entitlement to benefits consistent with senior executives of CIT and reimbursement of reasonable business expenses. Mr. Thain also will be provided with a car and driver. After termination of his employment, Mr. Thain may elect to purchase benefits under the CIT retiree health and welfare plans. Mr. Thain also is entitled to be reimbursed up to $35,000 for reasonable attorneys’ fees in connection with negotiation of his employment agreement.

     Mr. Thain’s compensation is subject to applicable federal regulations (including TARP and FDIC regulations) that may be issued and in effect from time to time and he may receive compensation from CIT only to the extent that it is consistent with those regulations.

     Mr. Thain’s employment agreement also contains certain non-solicitation and non-disparagement obligations. While employed by CIT and then for one year after the date of termination of Mr. Thain’s employment for any reason, Mr. Thain may not, without the written consent of the Board, (i) directly or indirectly attempt to solicit any client to transact business with a competitor of CIT or reduce or refrain from doing any business with CIT, (ii) directly or indirectly attempt to solicit anyone who is then an employee of CIT (or who was such an employee within the prior six months) to resign from CIT or to apply for or accept employment with any competitor of CIT or (iii) directly or indirectly disparage or publicly criticize CIT or any of its affiliates.

     In connection with Mr. Thain’s appointment, Peter J. Tobin stepped down as CIT’s Acting Chief Executive Officer, but will remain a member of the Board.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter Agreement between CIT Group Inc. and John A. Thain, effective February 8, 2010.
10.2	Form of CIT Group Inc. Three Year Stock Salary Award Agreement, dated February 8, 2010.
10.3	Form of CIT Group Inc. One Year Stock Salary Award Agreement, dated February 8, 2010.
99.1	Press release issued by CIT Group Inc. on February 7, 2010.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2010

CIT GROUP INC.

By:	/s/ Robert J.Ingato

	Name:	Robert J. Ingato
	Title:	Executive Vice President, General Counsel
and Secretary